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EXHIBIT (23)
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                       CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Sudbury, Inc. of our report dated July 18, 1994 included in the Annual Report to Shareholders of Sudbury, Inc. for the year ended May 31, 1994.

We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-52727) pertaining to the Sudbury Savings and Profit Sharing Plan and in the related Prospectus and in the Registration Statement (Form S-8 No. 33-72234) pertaining to the Sudbury, Inc. 1990 Stock Option Plan and in the related Prospectus of our reports dated July 18, 1994 with respect to the consolidated financial statements and schedules of Sudbury, Inc. incorporated by reference and included in this Annual Report (Form 10-K) for the year ended May 31, 1994.



                                        ERNST & YOUNG LLP


Cleveland, Ohio
August 25, 1994




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